Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)          Registration Statement (Form S-8 No. 33-89376), pertaining to the Metrologic Instruments, Inc. 1994 Incentive Plan;

(2)          Registration Statement (Form S-8 No. 333-120992), pertaining to the Metrologic Instruments, Inc. 2004 Equity Incentive Plan; and

(3)          Registration Statement (Form S-8 No. 33-86670), pertaining to the Metrologic Instruments, Inc. Employee Stock Purchase Plan

of our report dated March 13, 2006 (except for the investments paragraph in Note 2 and Note 16, as to which the date is November 20, 2006), with respect to the consolidated financial statements and schedule of Metrologic Instruments, Inc., included in this Current Report on Form 8-K.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

November 20, 2006